Exhibit 99

NOVASTAR FINANCIAL, INC.

MONTHLY LOAN ORIGINATION DATA

(dollars in thousands) (unaudited)

	For the Month Ended September 30,
	2006	As a % of Total	2005	As a % of Total
Non-conforming Production Volume

Wholesale (A)	$805,621	91%	$626,571	78%
Correspondent Bulk	13,912	2	40,960	5
Retail (C)	60,578	7	134,814	17
Total	$880,111	100%	$802,345	100%

Funding Days in the Month	20		21
Average Originations Per Funding Day	$44,006		$38,207

	For the Nine Months Ended September 30,
	2006 (B)	As a % of Total	2005	As a % of Total
Non-conforming Production Volume

Wholesale (A)	$6,508,056	86%	$5,476,443	77%
Correspondent Bulk	363,382	5	439,235	6
Retail (C)	715,852	9	1,169,121	17
Total	$7,587,290	100%	$7,084,799	100%

Funding Days in the Month	189		190
Average Originations Per Funding Day	$40,144		$37,288

(A)	Starting in April of 2006 correspondent loans purchased on a flow basis are being included in the wholesale channel. Prior periods have been reclassified to reflect this change.
(B)	Does not include approximately $987 million in bulk purchased MTA loans during the period.
(C)	Branch production volumes are considered a part of our retail operations and are included within the retail production volumes shown above.

NOVASTAR FINANCIAL, INC.

SELECTED NON-CONFORMING LOAN ORIGINATION DATA

(dollars in thousands) (unaudited)

	For the Month Ended 9/30/2006
	Weighted	Weighted	Weighted
	Average	Average	Average	Percent
	Coupon	LTV	FICO	of Total
Summary by Credit Grade
660 and above	8.06%	85.2%	700	26%
620 to 659	8.83	85.1	640	22
580 to 619	9.30	84.7	598	26
540 to 579	9.68	81.2	558	18
539 and below	9.93	77.4	528	8

	8.98%	83.8%	622	100%

Summary by Program Type
2-Year Fixed	9.47%	84.2%	607	46%
2-Year Fixed 40/30	8.98	83.9	619	20
30-Year Fixed	8.86	78.7	614	11
2-Year Fixed Interest-only	8.31	83.0	653	10
30/15-Year Fixed	11.57	99.7	663	4
30-Year MTA	2.08	81.0	701	4
40/30-Year Fixed	8.63	77.7	629	2
Other Products	8.89	81.1	643	3

	8.98%	83.8%	622	100%
Weighted Average
Coupon Excluding MTA	9.24%

Note: The origination data on this report includes loans secured by second mortgages.